Exhibit (d)(29)

Schedule A

To the Sub-Advisory Agreement

dated September 24, 2020,

As Amended March 15, 2023

Fund:	Investment Strategy:	Fee (annual rate based on average daily net assets):
Destinations International Equity Fund	International Opportunities	[REDACTED]

THE ADVISER:

ORION PORTFOLIO SOLUTIONS, LLC,
d.b.a. Brinker Capital Investments

By:	/s/ Brian Ferko
Name: Brian Ferko
Title: Chief Compliance Officer

THE SUB-ADVISER:

WASATCH ADVISORS LP, d.b.a. Wasatch Global Investors

By:	/s/ Russell Biles
Name: Russell Biles
Title: Chief Compliance Officer, Mutual Funds